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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P.

ALTIVA MANAGEMENT INC.

BALAJI VENKATARAMAN

VIRINDER NOHRIA

LTE PARTNERS, LLC

LTE MANAGEMENT, LLC

MELKONIAN CAPITAL MANAGEMENT, LLC

RYAN MELKONIAN

TERENCE COOKE

DEEPAK SARPANGAL

GÉRARD BER

ERIC ENDE

ANN MACDOUGALL

HEINZ MÄUSLI

DAVID MIMS

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participating Stockholder’s five highly qualified nominees.

Item 1: On October 16, 2019, the Participating Stockholders delivered the following letter to stockholders of the Company:

VELAN CAPITAL, L.P.

1055b Powers Place

Alpharetta, GA 30009

October 16, 2019

Dear Fellow Progenics Stockholder:

Velan Capital, L.P., together with the other participants (collectively, “Velan” or “we”) in its call for change at Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”) (NASDAQ: PGNX), collectively beneficially own approximately 11.7% of the Company’s outstanding shares, making us one of Progenics’ largest stockholders. We are writing to ask you to provide your consent on the GREEN card to reconstitute the Company’s Board of Directors (the “Board”).

The future of Progenics – and your investment in the Company – is at a critical inflection point. The Company’s current Board has abjectly failed to deliver on Progenics’ opportunities and valuable assets and has continuously failed to protect and promote shareholders’ bests interests. The Board and management have promised repeatedly that they would deliver improved value, yet their actions have time and time again revealed to us their ineptitude and almost singular focus on avoiding accountability at all costs. Now, these accumulated years of missteps have fettered Progenics’ valuable assets and deprived cancer patients of timely access to vital treatments. CEO Mark Baker, in particular, bears a great deal of responsibility for this state of affairs. He has proven himself to be underqualified, has failed to perform, and has made numerous questionable decisions. Further, the Board seems to have turned a blind eye to his failures and neglected its oversight role – with long-tenured directors David A. Scheinberg and Nicole S. Williams being perhaps the most culpable in this regard.

Consider the situation with AZEDRA, for example. AZEDRA is a radiopharmaceutical targeting rare neuroendocrine tumors and is the first FDA-approved product for its orphan indication. Progenics first received approval for AZEDRA in July 2018, but then took ten months to actually dose a patient. As pharmaceutical operators and investors, we could not recall any other launch that took so long to dose a patient. Further, when the first patient was dosed, Progenics elected to pay its milestone obligation in stock, rather than in cash. All of this illustrates how Progenics’ management has not done its job in the manufacturing, commercialization, or financing of complex pharmaceuticals.

To add insult to injury, the Board now wants to throw in the towel by selling the Company to Lantheus Medical Imaging, Inc. (“Lantheus”) in a transaction that we believe severely undervalues Progenics. Many stockholders have expressed disappointment and anger with the Board’s actions – including this latest announcement – which are destroying your chance to capture much more value from your investment in Progenics. The Company has stated that Lantheus will provide necessary expertise to capitalize on Progenics’ assets. That notion is highly questionable, based on our research, and we believe a deeper analysis validates our conviction that our Nominees actually bring that expertise to the table and can maximize the value of the Company’s assets for the long-term benefit of its stockholders. We believe this is a vastly superior path.

Based on recent stock prices (as of October 11th, 2019) the implied Lantheus transaction consideration ($4.75 per share) represents a significant (~8%) discount to the current trading price of Progenics stock ($5.18) – indicating stockholders believe there are better alternatives. The implied transaction enterprise value consideration of ~$325 million (excluding non-recourse debt) is substantially covered by just the estimated value of the Company’s deferred tax assets (~$232 million). In addition to these tax benefits, Lantheus will also receive the value of the estimated $15-20 million of synergies (which might be worth ~$200 million themselves) and the equity value of RELISTOR royalties. Accordingly, Lantheus may be getting Progenics’ radiopharmaceutical product portfolio for FREE.

In our view, not only does the Lantheus transaction massively undervalue Progenics, it is also an outrageous example of the Company again ignoring the will of its stockholders. The Board is attempting to push through this major decision, which was voted on by two directors who already lost the support of stockholders at the 2019 Annual Meeting, during our ongoing Consent Solicitation process to reconstitute the Board. Recall that despite the overwhelming vote against the re-election of Directors Peter J. Crowley and Michael D. Kishbauch at the July 11, 2019 Annual Meeting, the Company chose to delay their resignations until October 17, 2019 (weeks AFTER the announcement of the Lantheus transaction).

Don’t just take our word for it – Professor Charles Elson, Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware, stated: “I would consider it bad form…Usually directors will leave immediately when they resign. You shouldn’t have them making big decisions for the same reason lame duck politicians leave those to their incoming replacements.”1

***

We feel your pain acutely. We have invested more than $35 million of our personal capital in the Company, as compared to nearly nothing by the Company’s directors (despite having received tens of millions of dollars in compensation). That is why we have put in a great deal of time and effort to recruit five highly-qualified independent director nominees, Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims, to revamp and upgrade the Progenics Board. We have worked extensively alongside these nominees to develop a comprehensive plan to set the Company on the path to value creation. Our nominees will work hard to maximize value for Progenics shareholders, whether as a standalone company or through a transaction that actually makes sense. We believe that Progenics has attractive opportunities ahead and we are convinced that it is not appropriate to accept a fire sale.

If you have not already done so, please provide your written consent on the GREEN consent card TODAY in support of our proposals. We appreciate your help in saving Progenics.

THE BOARD MUST BE RECONSTITUTED TO MAXIMIZE STOCKHOLDER VALUE – TOGETHER, WE CAN SEND A STRONG (AND LEGALLY BINDING) DEMAND!

We urge you not to sign any white revocation of consent card that may be sent to you by Progenics.  If you have done so, you may revoke that revocation of consent by delivering a later dated GREEN consent card to Velan, in care of Okapi Partners LLC, which is assisting us, at 1212 Avenue of the Americas, 24th Floor, New York, New York 10036 , or to the principal executive offices of Progenics.

SHOULD YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH VOTING THE GREEN CONSENT CARD, PLEASE CONTACT OKAPI PARTNERS LLC AT (888) 785-6673 OR (212) 297-0720 OR BY EMAIL AT INFO@OKAPIPARTNERS.COM

Thank you for your support,

/s/ Balaji Venkataraman

Balaji Venkataraman
Velan Capital, L.P.

1 CorpGov.com, October 11, 2019, “Progenics Pharmaceuticals Needs a Treatment for Sickly Corporate Governance,” https://finance.yahoo.com/news/progenics-pharmaceuticals-needs-treatment-sickly-190713416.html. Emphasis added.

Item 2: On October 16, 2019, the following material was posted by the Participating Stockholders to www.savePGNX.com:

David W. Mims

David W. Mims, age 56, has served as a member of the board of directors at each of Guideway Care, a healthcare company that provides technology-enabled care guidance, since May 2017 and South PointBank, a community banking institution, since August2015.Previously,Mr.Mimsserved as President, U.S. Specialty Pharmaceuticals for Aptalis Pharma Inc.("Aptalis") (f/k/a Axcan Pharma Inc.), a privately held pharmaceutical company, from May 2011 until May 2014, shortly after it was acquired by Forest Laboratories, Inc. (formerly NYSE: FRX). While at Aptalis, Mr. Mims managed over 200 employees and grew the business to over $475 million in annual net sales. Mr. Mims similarly served as President, U.S. Specialty Pharmaceuticals at Axcan Intermediate Holdings Inc., the parent company of Axcan Pharma Inc. (formerly TSE: AXP and NASDAQ: AXCA), from February 2008 until May 2014 and as a member on its board from 2000 to 2007. Mr. Mims began working at Axcan Pharma Inc. as Executive Vice President and Chief Operating Officer in 2000 after the company acquired Scandipharm, Inc., a privately held pharmaceutical company, which Mr. Mims helped found and for which he served as Vice President, Chief Operating Officer and Chief Financial Officer, from1991 until 1998. During his career as a pharmaceutical executive, Mr. Mims has played a significant role in raising over $1 billion in capital and successfully leading multiple commercial organizations including the new product launches. Mr. Mims was also an integral part of multiple transactions, including the sale of Scandipharm to Axcan Pharma, Inc. for ~ $100million, the sale of Axcan Pharma, Inc. to TPG Capital for $1.3 billion, the acquisition of Eurand, Inc. for $583 million and the sale of Aptalis to Forest Laboratories for $2.9 billion. Currently, Mr. Mims serves as a member of the American Institute of Certified Public Accountants and Alabama Society of Certified Public Accountants. Previously, Mr. Mims served as a director of the University of Alabama at Birmingham Research Foundation. Mr. Mims is a licensed CPA (inactive). Mr. Mims received his B.S. in accounting from Auburn University.

We believe that Mr. Mims' almost 30years experience in the pharmaceutical industry in executive and director positions gives him unique business expertise, particularly in the areas of specialty pharmaceuticals and commercial operations, that make him well qualified to serve on the Board.

SAVE Progenics

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How To Vote

Your Vote is Important
Tell the Board What You Think By Voting the GREEN Consent Card

In order to consent to Velan's proposals, you MUST sign, date and return the Voting Instruction Form in the postage-paid envelope provided. There will be NO electronic or telephone voting.

GREEN card

We encourage stockholders to Vote the **GREEN** Consent Card **FOR Proposals 1-5**. And return it in the postage-paid envelope provided

WHITE card

Recycle any White Consent Revocation cards you may receive from Progenics.

Contact

If you need assistance in voting or have any questions, please contact our proxy solicitor Okapi Partners

OKAPI PARTNERS

At +1 (888) 785-6673 or +1 (212) 297-0720 and by email at info@okapipartners.com.

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